Atkore Announces CFO and CAO Transition

HARVEY, Ill.--(BUSINESS WIRE)-- Atkore Inc. (the “Company”) (NYSE: ATKR), a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications, today announced that David Johnson has submitted his resignation as Vice President, Chief Financial Officer and Chief Accounting Officer, effective close of business on August 9, 2024, to pursue a career opportunity outside of the electrical industry. The Company has appointed John Deitzer as its Vice President and Chief Financial Officer and James Alvey as its Chief Accounting Officer upon Mr. Johnson’s departure.

"On behalf of Atkore, I thank David for his numerous contributions during the past six years," said Bill Waltz, Atkore President and Chief Executive Officer. "Under his leadership, Atkore has created a balanced capital deployment model enabling acquisitions, internal investments, stock repurchases and quarterly dividends. Adhering to this disciplined financial management in combination with our standard organizational leadership succession planning will certainly provide for a smooth transition of responsibilities. David will be missed as both a colleague and Atkore teammate, and we wish him the best.”

“I’m proud to have been a part of Atkore’s accomplishments over the years,” said David Johnson. "Atkore is positioned for long-term success with a strong team, strategic vision and continuous improvement processes. The difficult decision to leave Atkore for a career advancement opportunity was made easier, in part, knowing John and James possess the skills and qualifications to quickly assume these roles.”

Mr. Deitzer is a finance executive with more than 19 years’ experience in investor relations, treasury, and corporate strategy. Most recently at Atkore, Mr. Deitzer was Vice President of Finance – Electrical business unit. He joined the Company in 2019, serving as Vice President of Investor Relations and then quickly adding oversight of Environment, Social and Governance initiatives as well as the Treasury responsibilities. Prior to that, Mr. Deitzer spent four years at Alcoa Corporation in Investor Relations and Management Consulting & Strategy roles. Mr. Deitzer also earned experience as Segment Manager and Global Account Manager at PPG Industries, with responsibilities for growing the company’s overall leadership position in the aluminum extrusion coatings business. He also held investor relations and corporate strategy roles during his tenure at H.J. Heinz Company. Mr. Deitzer started his management career at PPG Industries overseeing global sales for one of the top accounts in the Industrial Coatings business. Mr. Deitzer received a Master of Business Administration in Finance and Strategy from Carnegie Mellon University, Tepper School of Business, and a Bachelor of Science in Chemical Engineering from Case Western Reserve University.

Mr. Alvey has been with the Company for four years, most recently as Corporate Controller. In addition to his new responsibilities as Chief Accounting Officer, Mr. Alvey will continue overseeing corporate accounting and external reporting, internal controls and policies to ensure compliance with statutory requirements, as well as Accounting Shared Services that centralizes accounting for leases, fixed assets, rebates, payroll, cash, and enterprise-wide account reconciliation monitoring. Prior to joining the Company, Mr. Alvey spent more than 10 years at Ernst & Young as Audit Senior Manager, serving both private and public companies across transportation, retail, oil & gas, and manufacturing industries. Mr. Alvey was a Staff Sergeant in the United States Army, where he was honorably discharged with a Bronze Star Medal. Mr. Alvey earned both a Master of Science in Accounting and a Bachelor of Science in Business Administration (Accounting) from Oklahoma State University, Spears School of Business.

About Atkore Inc.
Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,600 employees and $3.5B in sales in fiscal year 2023, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com.

Media:
Lisa Winter Vice President - Communications
708-225-2453
AtkoreCommunications@atkore.com

Investor:
Matthew Kline Vice President - Treasury & Investor Relations

708-225-2116
Investors@atkore.com